Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
JULY 11, 2011

CHESAPEAKE ENERGY CORPORATION UNVEILS BOLD PLAN TO TRANSFORM
U.S. TRANSPORTATION FUELS MARKET AND REDUCE OPEC OIL IMPORTS

Company to Invest in New Infrastructure and Technologies that Utilize Abundant
Domestic Supplies of Natural Gas and Oil from Deep Shale and Other Formations

Chesapeake NG Ventures Corporation is Formed to Identify and Oversee at Least
 $1.0 Billion in Demand-Enhancing Investments over Next 10 Years;
Chesapeake Announces First Two Venture Capital Investments in
Clean Energy Fuels Corp. and Sundrop Fuels, Inc., to Initiate Plan

Company to Invest $150 Million over Three Years in Newly Issued Convertible
Debt of Clean Energy Fuels Corp. to Accelerate Installation of
Liquefied Natural Gas Fueling Infrastructure for
Heavy-Duty Trucks Along Interstate Highways

Company to Invest $155 Million over Three Years in Newly Issued Preferred Stock of
Privately Held Sundrop Fuels, Inc., to Acquire 50% Equity Stake in Company with
Proprietary Gas-to-Liquids Technology

OKLAHOMA CITY, OKLAHOMA, JULY 11, 2011 – In an effort to help break OPEC’s 38-year stranglehold on the U.S. economy and to lower energy costs to American consumers, enhance national security, stimulate economic growth, create hundreds of thousands of high-paying jobs and improve the environment, Chesapeake Energy Corporation (NYSE:CHK) today unveiled its plan for an achievable, scalable and affordable pathway toward a transportation future that runs on America’s own abundant supplies of natural gas and oil from deep shale and other unconventional formations.  Central to this private-sector initiative to stimulate world-class technological innovation and stronger economic growth is the creation of a $1.0 billion venture capital fund, Chesapeake NG Ventures Corporation (CNGV), dedicated to identifying and investing in companies and technologies that will replace the use of gasoline and diesel derived primarily from OPEC oil with domestic oil, natural gas and natural gas-to-liquids (GTL) fuels.

To fund this effort, Chesapeake will redirect approximately 1-2% of its forecasted annual drilling budget away from efforts to increase natural gas supply toward projects that will instead stimulate increased natural gas demand. Over the next 10 years, the company anticipates committing at least $1.0 billion to CNGV initiatives.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We have analyzed the U.S. transportation sector during the past four years to determine how to create the best pathway to move our country away from dependence on OPEC oil and the resulting yearly transfer of more than $400 billion of American wealth to foreign countries, many of them often unfriendly to U.S. interests.  As a result of our analysis, Chesapeake has developed a three-pronged plan to move America toward greater energy independence and enhanced national security during the next 10 years:

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

•
Increase existing domestic onshore oil and natural gas liquids (NGLs) production of  approximately 8 million barrels a day by 3-4 million barrels a day through the acceleration of horizontal drilling and hydraulic fracturing to develop the enormous unconventional oil and NGL resources that underlie many parts of our country;

•
Invest in enough publicly accessible compressed natural gas (CNG) and liquefied natural gas (LNG) fueling stations to reach a tipping point where original equipment manufacturers (OEMs) of all vehicular classes will have sufficient confidence to increase their production of CNG and LNG vehicles and provide American businesses and consumers access to vehicles that run on a cleaner fuel made by and for Americans that should be approximately $1.50 - $2.00 per gallon cheaper than gasoline and diesel; and

•
Deploy innovative and scalable GTL processes to convert natural gas into a room temperature, tank-ready, liquid transportation fuel that can be blended with existing supplies of gasoline and diesel or used as a stand-alone replacement product that is cleaner and more affordable and creates high-paying American jobs rather than foreign jobs.”

McClendon continued, “Chesapeake is so convinced of the economic attractiveness of this plan that we are redirecting approximately 1-2% of our annual drilling cap-ex over the next 10 years, or at least $1.0 billion in total, to stimulate market adoption of CNG, LNG and GTL fuels.  We also intend to take full advantage of the associated cost savings and emissions reductions by accelerating the conversion of all 4,500 of Chesapeake’s light duty and 400 of our heavy duty fleet vehicles to run on CNG, which will reduce our fuel costs by an estimated $15-20 million per year.  In addition, we are converting at least 100 of our drilling rigs and all of our planned hydraulic fracturing equipment to run on LNG.  Just converting our rigs and hydraulic fracturing equipment will cut the company’s diesel fuel consumption by approximately 350,000 gallons a day and save the company approximately $230 million annually, bringing our overall CNG and LNG fuel savings to approximately $250 million.”

Company Initiates Plan with its First Two Demand-Enhancement Investments in CNGV

Investment #1: Clean Energy Fuels Corp. – LNG Fueling Infrastructure:
Chesapeake has agreed to invest $150 million in newly issued convertible debt of Clean Energy Fuels Corp. (Nasdaq:CLNE), based in Seal Beach, California.  The investment, designed to provide a low-cost, low-carbon American alternative to diesel fuel derived from foreign oil for heavy-duty trucks, will be made in three equal $50 million tranches, the first of which has been made and the other two are planned for June 2012 and June 2013.  The convertible debt carries a 7.5% interest rate and a 22.5% conversion premium.  Clean Energy will use Chesapeake’s $150 million investment to accelerate its build-out of LNG fueling infrastructure for heavy-duty trucks at truck stops across interstate highways in the U.S., thereby creating the foundation for “America’s Natural Gas Highway System.”

McClendon noted, “This investment alone is projected to help underwrite approximately 150 LNG truck fueling stations, increasing by more than tenfold the number of publicly accessible LNG fueling stations and providing a foundational grid for heavy-duty trucks to have ready access to cleaner and more affordable American natural gas fuel along major interstate highway corridors. As confidence grows in the build-out of a national grid of CNG and LNG fueling infrastructure, we are confident that OEMs of all vehicular classes will vastly increase their production of CNG and LNG vehicles. Both businesses and consumers will then be able on a large scale to acquire these vehicles and embrace a cleaner, American fuel that costs about $1.50-$2.00 per gallon less than gasoline and diesel. We believe that a coast-to-coast and border-to-border build-out of CNG and LNG fueling stations will require approximately $1.5-$2.0 billion to complete, and we believe that a combination of private sector interests will step up to provide this capital in the next few years.  The prospect of delivering a clean, American-made diesel fuel alternative at a substantial cost savings will be a sufficient incentive for this capital to be invested.

“The conversion of the heavy-duty truck market to natural gas would also provide very significant environmental benefits.  According to EPA data, use of natural gas in heavy-duty transportation will significantly cut emissions of carbon dioxide (CO2), sulfur dioxide (SO2), nitrogen oxide (NOx) and particulates, substantially reducing air pollution and improving public health.”

Investment #2: Sundrop Fuels, Inc. – Biobased “Green Gasoline” Made from Natural Gas and Cellulosic Material:
Chesapeake has agreed to invest $155 million in a 50% ownership stake in Sundrop Fuels, Inc., a privately held cellulosic biofuels company based in Louisville, Colorado.  The investment over the next two years will fund construction of the largest nonfood biomass-based “green gasoline” plant in the world, capable of annually producing more than 40 million gallons of ultra-clean gasoline from natural gas and waste cellulosic material.  The investment promises to accelerate the development of an affordable, stable, room-temperature, natural gas-based fuel for immediate use in today’s automobiles, diesel engine vehicles and aircraft.

The first $35 million tranche of Chesapeake’s investment has been funded and the remaining tranches of preferred equity will be scheduled around certain funding and operational milestones to be reached over the next two years.  The investment gives Chesapeake 50% of Sundrop Fuels’ equity on a fully diluted basis.  The CNGV investment will be augmented by an additional $20 million pro rata investment by a current investor, Palo Alto, California-based venture capital firm Oak Investment Partners, which along with Sundrop Fuels’ management and Menlo Park, California-based venture capital firm Kleiner Perkins Caufield & Byers, have provided substantially all of Sundrop Fuels’ capital to date.

Sundrop Fuels’ plant is a critical strategic development to initiate the commercialization of the company’s promising biofuels gasification process, which is unique among all other conversion processes in existence today. This gasification process is the foundational technology for a number of chemical processes converting natural gas to higher value chemicals and fuels.  This technology will utilize a proven methanol-to-gasoline process for producing tank-ready fuel, rather than the more capital intensive Fischer-Tropsch (F-T) process. The company expects to break ground in early 2012 and be in full production by late 2013.  Full-scale commercial plants are expected to be 5-10 times the size of the initial plant, with the first such plant scheduled to break ground approximately one year after start-up of the commercial demonstration plant.

McClendon commented, “The U.S. Department of Energy has placed a priority on seeking advanced, cleaner-burning, sustainable biomass-based fuels capable of becoming immediate drop-in replacements for gasoline and diesel fuels and still use our nation’s existing liquid fuel-based distribution infrastructure. After extensive evaluation and due diligence of various GTL processes during the past three years, we believe there is no doubt Sundrop Fuels’ proprietary approach will be a breakthrough to achieving affordable and scalable GTL fuels using America’s natural gas and America’s nonfood biomass to produce a tank-ready green biogasoline replacement or supplemental fuel for gasoline and diesel.

“The clean, abundant and affordable qualities of American shale natural gas are well documented. With Sundrop Fuels’ efficient synthesis gasification process, natural gas becomes the enabling technology for a safer, stronger and greener economy.  Natural gas supplies the missing link – hydrogen – needed to turn our nation’s biomass waste stream into a bountiful flow of truly green biogasoline that can fuel our cars, trucks, aircraft and industry.  This breakthrough technology creates extraordinary economic and environmental upside for our country by decreasing our dependence on OPEC oil and lowering greenhouse gas emissions while at the same time creating thousands of high-paying American jobs.  It also creates significant upside for Chesapeake and its shareholders by providing a large new demand driver for American natural gas.

“The commercial readiness of Sundrop Fuels’ technology is indicative of Chesapeake’s approach to investing in core technologies that address fundamental process and economic issues historically associated with GTL without taking on massive R&D expenditures.  This transaction will enable our country to begin producing tank-ready fuels from American natural gas and start reducing OPEC oil imports.”

Management Summary

McClendon concluded, “We expect to make investment opportunities with CNGV available to other natural gas producers, venture capitalists, private equity players and other large-scale energy and technology investors, especially those looking for breakthroughs in scalable, green energy technologies.  Chesapeake believes CNG, LNG and GTL processes provide the most rapid, economic and scalable green energy investment alternatives. Our CNGV fund, which will be at least $1.0 billion in size, will represent a large and reliable source of capital to entrepreneurial companies with strong business models, validated technologies and experienced management teams focused on creating value by enhancing demand for American natural gas.

“We believe the long-term solution to America’s economic and energy challenges will come from American natural resources combined with American ingenuity and innovation.  Our plan lays out a clear, affordable and achievable pathway for the rejuvenation of the American economy, the further greening of our environment and the reorientation of our foreign policy away from being captive to OPEC oil dependence.  Working together, we can create a more prosperous, cleaner and safer America and, once and for all, begin to develop a sustainable energy policy based on reliance on and development of America’s own energy resource bounty and break the stranglehold that OPEC oil has had on our country for nearly four decades.  Chesapeake is 100% committed to helping make this happen for the benefit of our shareholders and for our country.”

Media Conference Call Details

Chesapeake has scheduled a conference call for news media at 5:00 p.m. EDT on Monday, July 11, 2011. The telephone number to access the conference call is 913-312-0639 or toll-free 888-637-7738. The passcode for the call is 5210422.  We encourage those who would like to participate in the call to place calls between 4:50 and 5:00 p.m. EDT.

For those unable to participate in the conference call, a replay will be available for audio playback at 9:00 p.m. EDT on Monday, July 11, 2011, and will run through midnight Friday, July 15, 2011.  The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112.  The passcode for the replay is 5210422.

The audio portion of the conference call will also be webcast live on Chesapeake’s website at www.chk.com in the “Events” subsection of the “Investors” section of the company’s website.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

Clean Energy Fuels Corp. is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market. It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology. Clean Energy fuels over 22,700 vehicles at 238 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. Clean Energy del Peru, a joint venture, fuels vehicles at two stations and provides CNG to commercial customers in Peru. Clean Energy owns (70%) and operates a landfill gas facility in Dallas, Texas, that produces renewable natural gas, or biomethane, for delivery in the nation’s gas pipeline network, and has agreed to build a second facility in Michigan. Clean Energy owns and operates LNG production plants in Willis, Texas, and Boron, California, with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. NorthStar, a wholly owned subsidiary, is the recognized leader in LNG/LCNG (liquefied to compressed natural gas) fueling system technologies and station construction and operations. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,200 installations in 24 countries. www.cleanenergyfuels.com

Sundrop Fuels, Inc. is a gasification-based renewable energy company based in Louisville, Colorado.  The company uses an ultrahigh-temperature heat transfer process to gasify virtually any cellulosic feedstock into synthesis gas, which is then converted into clean, affordable drop-in biogasoline and other liquid transportation biofuels for use in today’s automobiles, diesel engines and aircraft via the nation’s existing pipeline infrastructure.  At the core of the company’s intellectual property is its Sundrop Fuels RP Reactor™, a high-efficiency radiant particle technology that is more than 20-times faster than conventional convection heat transfer methods.  By creating ultrahigh temperatures to drive the endothermic gasification reaction, Sundrop Fuels technology lowers significantly the high capital cost and intensive energy use that have been barriers to large-scale application of gas-to-liquid technologies in nonstranded gas markets like the U.S.  In addition, Sundrop Fuels is able to maximize its synthesis gas production by integrating clean, abundant, American natural gas with biomass feedstock, facilitating the most efficient utilization of hydrogen from both the biomass and natural gas to produce higher yields than any other biomass processes.  The combination of Sundrop Fuels technology with American natural gas will provide the foundation for large-scale biorefineries that will dramatically reduce both the nation’s dependence on OPEC oil and the amount of greenhouse gases and other pollutants released into the atmosphere.   Sundrop Fuels plans to break ground in 2012 demonstrating its RP Reactor™ technology with ExxonMobil’s Methanol-to-Gasoline (MTG) process. The company expects to go into full production 24-30 months after groundbreaking.  Backing for Sundrop Fuels comes from its strategic partner, Chesapeake Energy Corporation, and by two of the world’s premier venture firms, Oak Investment Partners and Kleiner Perkins Caulfield & Byers.  Sundrop Fuels plans to build and operate large-scale biorefineries each generating more than 200 million gallons of drop-in transportation biofuels annually.  For more information visit www.sundropfuels.com.

Media Contacts

Chesapeake Energy:  Jim Gipson, (405) 935-1310, jim.gipson@chk.com

Clean Energy:  Bruce Russell, (310) 559-4955 ext. 101, brussell@cleanenergyfuels.com

Sundrop Fuels:  Steven Silvers, (303) 596-9960, stevensilvers@gbsm.com